Exhibit 10.9
EXECUTION
AMENDED AND RESTATED ADVISORY AGREEMENT
     THIS AMENDED AND RESTATED ADVISORY AGREEMENT, is dated as of March 29, 2010 and effective as of January 1, 2010, by and between CAPITAL CROSSING PREFERRED CORPORATION (as successor to Atlantic Preferred Capital Corporation, the “Company”), and AURORA BANK FSB (as successor to Atlantic Bank and Trust Company, the “Advisor”). As of the date hereof, this Agreement amends and restates in its entirety that certain Advisory Agreement dated as of March 31, 1998 by and between the Company and the Advisor. Capitalized terms used herein shall have the meanings set forth in Section 1 of this Agreement.
     WHEREAS, the Company has qualified as a “real estate investment trust” (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”); and
     WHEREAS, the Company and the Advisor have previously contracted for the duties and responsibilities hereinafter set forth, subject to the control and supervision of the Board of Directors of the Company (the “Board of Directors”) as provided for herein; and
     WHEREAS, the Company and the Advisor desire to (i) amend and restate in their entirety the terms and a conditions upon which the Advisor currently performs such duties and responsibilities and (ii) set forth the terms and conditions on which the Advisor will perform such duties and responsibilities from and after the date hereof.
     NOW THEREFORE, the parties hereto agree as follows:
     SECTION 1. Definitions. As used herein, the following terms shall have the respective meanings set forth below:
     “Advisor” has the meaning set forth in the forepart of thisAgreement.
     “Advisor Termination Date” means the date on which this Agreement terminates.
     “Agreement” means this Amended and Restated Advisory Agreement, as amended, modified and supplemented from time to time.
     “Board of Directors” has the meaning set forth in the forepart of this Agreement.
     “Code” has the meaning set forth in the forepart of this Agreement.
     “Company” has the meaning set forth in the forepart of this Agreement.
     “Independent Directors” means the members of the Board of Directors of the Company who are not either (i) current officers or employees of the Company or (ii) current officers, directors or employees of the Advisor or any affiliate of the Advisor.
     “Operating Expenses” for any period means all of the operating expenses of the Company (with the exception of those expenses to be borne by the Advisor in accordance with Section 4 hereof), including without limitation the following:

          (a) interest, taxes and other expenses incurred in connection with the mortgage assets of the Company;
          (b) expenses related to the officers, directors and employees of the Company, including without limitation any fees or expenses of the directors;
          (c) fees and expenses payable to accountants, appraisers, auditors, consultants, attorneys, collection and paying agents and all other Persons who contract with or are retained by the Company or by the Advisor on behalf of the Company;
          (d) legal and other expenses incurred in connection with advice concerning, obtaining or maintaining the Company’s status as a REIT, the determination of the Company’s taxable income, any formal or informal administrative action or legal proceedings which involve a challenge to the REIT status of the Company or any claim that the activities of the Company, any member of the Board of Directors or any officer were improper;
          (e) expenses relating to communications and reports to stockholders of the Company, including without limitation the costs of preparing, printing, duplicating and mailing the certificates for the stock of the Company, proxy solicitation materials and reports to stockholders, and the costs of arranging meetings of stockholders;
          (f) the costs of insurance described in Section 2 hereof, including directors and officers liability insurance covering the directors and officers of the Company;
          (g) expenses relating to the acquisition, disposition and ownership of real estate mortgage assets, including without limitation and to the extent not paid by others, legal fees and other expenses for professional services and fees;
          (h) expenses connected with the payments of dividends or interest or distributions in cash or any other form made or caused to be made by the Board of Directors to the stockholders of the Company;
          (i) expenses connected with any office or office facilities maintained by the Company separate from the office of the Advisor, including without limitation rent, telephone, utilities, office furniture and equipment and machinery; and
          (j) other miscellaneous expenses of the Company which are not expenses of the Advisor under Section 4 hereof.
     “Person” means and includes individuals, corporations, limited partnerships, general partnerships, joint stock companies or associations, limited liability companies, joint ventures, associations, consortia, companies, trusts, banks, trust companies, land trusts, common law trusts, business trusts or other entities, governments and agencies and political subdivisions thereof.
     “REIT” has the meaning set forth in the forepart of this Agreement.
     SECTION 2. Duties of Advisor. The Advisor shall consult with the Board of Directors and the officers of the Company and shall, at the request of the Board of Directors or the officers of the Company, furnish advice and recommendations with respect to all aspects of the business and affairs of the Company. Subject to the control and discretion and at the request of the Board of Directors, the Advisor shall:
          (a) administer the day-to-day operations and affairs of the Company, including without limitation the performance or supervision of the functions described in this Section 2;
          (b) monitor the credit quality of the mortgage loans and other real estate mortgage assets held by the Company;
          (c) advise the Company with respect to the acquisition, management, financing, disposition of the Company’s mortgage loans and other real estate mortgage assets;
          (d) represent the Company in its day-to-day dealings with Persons with whom the Company interacts, including without limitation the Company’s stockholders, transfer agent, consultants, accountants, attorneys, mortgage loan servicers, custodians, insurers and banks;
          (e) establish and provide necessary services for the Company, including executive, administrative, accounting, stockholder relations, secretarial, recordkeeping, copying, telephone, mailing and distribution facilities;
          (f) provide the Company with office space, conference room facilities, office equipment and personnel necessary for the services to be performed by the Advisor hereunder;
          (g) arrange, schedule and coordinate the regular and special meetings of the Board of Directors required for the conduct of the affairs of the Company or for timely action on any matters the Company is required to act upon and implement all decisions of the Board of Directors, unless otherwise instructed, with regard to the Company and its assets;
          (h) maintain communications and relations with the stockholders of the Company, including, but not limited to, responding to inquiries, proxy solicitations, providing reports to stockholders and arranging and coordinating all meetings of stockholders;
          (i) arrange for the investment and management of the investments of the Company as described on Exhibit A attached hereto;
          (j) arrange for the services of third parties to collect and distribute funds of the Company and to perform such functions as the Board of Directors shall from time to time require;
          (k) monitor and supervise the performance of all parties who have contracts to perform services for the Company, provided that the Advisor shall have no duty to assume the obligations or guarantee the performance of such parties under such contracts;
          (l) establish and maintain such bank accounts in the name of the Company as may be required by the Company and approved by the Board of Directors and ensure that all funds collected by the Advisor in the name or on behalf of the Company shall be held in trust and shall not be commingled with the Advisor’s own funds or accounts;
          (m) make payment on behalf of the Company of all Operating Expenses;
          (n) arrange for the execution and delivery of such documents and instruments by the officers of the Company as may be required in order to perform the functions herein described and to take any other required action;
          (o) maintain insurance for the Company including liability insurance, errors and omissions policies and officers and directors policies which shall cover and insure the Company, members of the Board of Directors and the officers of the Company in amounts and with deductibles and insurers approved by the Board of Directors;
          (p) maintain proper books and records of the Company’s affairs, including a detailed general ledger in accordance with generally accepted accounting principles, and prepare and furnish or cause to be prepared and furnished to the Board of Directors such periodic reports and accounting information as may be required from time to time by the Board of Directors, including, but not limited to quarterly reports of all income, expenses and distributions of the Company;
          (q) conduct all actions necessary to maintain appropriate accounting controls and maintain all appropriate documentation of such accounting procedures and controls;
          (r) consult and work with legal counsel for the Company in implementing Company decisions and undertaking measures consistent with all pertinent Federal, state and local laws and rules or regulations of governmental or quasi-governmental agencies, including but not limited to, Federal and state securities laws, the Code, as it relates to the Company’s qualification as a REIT, and the regulations promulgated under each of the foregoing;
          (s) provide all tax preparation services on behalf of the Company, including but not limited to, preparation of annual federal, state and local income tax returns and estimated payments, sales/use tax returns, and payroll/unemployment filings as deemed necessary;
          (t) arrange for an annual audit of the books and records of the Company by the accounting firm designated for such purposes by the Board of Directors;
          (u) prepare and distribute in consultation with the accountants for the Company, annual reports which will contain audited financial statements;
          (v) furnish reports to the Board of Directors and provide research, economical and statistical data in connection with the Company’s investments; and
          (w) as reasonably requested by the Company, make reports to the Company of its performance of the foregoing services and furnish advice and recommendations with respect to other aspects of the business of the Company.
     SECTION 3. Compensation. The Company shall pay to the Advisor, for services rendered by the Advisor hereunder, a management fee of $25,000.00 (twenty-five thousand dollars) per calendar month payable monthly in arrears; provided that the Company and the Advisor agree to renegotiate such fee in good faith if at any time the sum of (i) the unpaid principal balance of the mortgage loans owned by the Company plus (ii) the book value of all REO property owned by the Company exceeds $75,000,000.00 (seventy-five million dollars).
SECTION 4. Expenses of the Advisor.
          (a) Without regard to the compensation received pursuant to Section 3, the Advisor will bear the following expenses:
     (i) employment expenses of the personnel employed by the Advisor, including without limitation salaries, wages, payroll taxes and the cost of employee benefit plans; and
     (ii) rent, telephone equipment, utilities, office furniture and equipment and machinery and other office expenses of the Advisor incurred in connection with the maintenance of any office facility of the Advisor.
          (b) The Company shall reimburse the Advisor within thirty (30) days of a written request by the Advisor, for any Operating Expenses paid or incurred by the Advisor on behalf of the Company.
     SECTION 5. Records. The Advisor shall maintain appropriate books of account and records relating to services performed hereunder, and such books of account and records shall be accessible for inspection by the Board of Directors or representatives of the Company at all times.
     SECTION 6. REIT Qualification and Compliance. The Advisor shall consult and work with the Company’s legal counsel in maintaining the Company’s qualification as a REIT. Notwithstanding any other provisions of this Agreement to the contrary, the Advisor shall refrain from any action which, in its reasonable judgment or in the judgment of the Board of Directors (of which the Advisor has received written notice), would adversely affect the qualification of the Company as a REIT or which would violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Company or its securities, or which would otherwise not be permitted by the organizational documents of the Company. Furthermore, the Advisor shall take any action which, in its judgment or the judgment of the Board of Directors (of which the Advisor has received written notice), may be necessary to maintain the qualification of the Company as a REIT or prevent the violation of any law or regulation of any governmental body or agency having jurisdiction over the Company or its securities.
     SECTION 7. Term: Termination. This Agreement shall be in full force and effect for a term beginning on the date hereof with an initial term of one (1) year, and will be renewed automatically for additional one-year periods unless the Company delivers a notice of nonrenewal to the Advisor not less than ninety (90) days prior to the expiration of the initial term of this Agreement or ninety (90) days prior to the expiration of any renewal term. Notwithstanding the foregoing, the Company may, at any time, terminate this Agreement at any time upon ninety (90) days’ prior notice.

SECTION 8. Other Activities of the Advisor.
          (a) Nothing herein contained shall prevent the Advisor, an affiliate of the Advisor or an officer, a director, employee or stockholder of the Advisor from engaging in any activity, including without limitation originating, purchasing, servicing and managing mortgage loans and other real estate assets, rendering of services and investment advice with respect to real estate investment opportunities to any other Person (including other REITs) and managing other investments (including the investments of the Advisor and its affiliates).
          (b) Directors, officers, stockholders, employees and agents of the Advisor or of any affiliate of the Advisor may serve as directors, officers, employees or agents of the Company but shall receive no compensation (other than reimbursement for expenses) from the Company for such service.
     SECTION 9. Binding Effect: Assignment. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns. Neither party may assign this Agreement or any of its respective rights hereunder (other than an assignment to a successor organization which acquires substantially all of the property of such party or, in the case of the Advisor, to an affiliate of the Advisor) without the prior written consent of the other party to this Agreement.
     SECTION 10. Subcontracting. The Advisor may at any time subcontract all or a portion of its obligations under this Agreement to (i) any affiliate of the Advisor without the consent of the Company or (ii) an unaffiliated third party with the approval of a majority of the Board of Directors, including a majority of the Independent Directors. Notwithstanding the foregoing, the Advisor will not, in connection with subcontracting any of its obligations under this Agreement, be relieved or discharged in any respect from its obligations under this Agreement. The Company hereby represents and warrants to the Advisor that a majority of the Board of Directors, including a majority of the Independent Directors, has approved, effective as of October 1, 2009, the Advisor’s engagement of Capital Crossing Servicing Company LLC as an initial subcontractor of Advisor hereunder.
     SECTION 11. Liability and Indemnity of the Advisor. The Advisor assumes no responsibilities under this Agreement other than to perform the services called for hereunder in good faith. Neither the Advisor nor any of its affiliates, stockholders, directors, officers or employees will have any liability to the Company, or stockholders of the Company, or others except by reason of acts or omissions constituting gross negligence or willful breach of any of its material obligations under this Agreement. The Company shall indemnify and reimburse (if necessary), in advance as incurred, the Advisor, its stockholders, directors, officers, employees and agents for any and all expenses (including without limitation attorneys’ fees and expenses), losses, damages, liabilities, demands and charges of any nature whatsoever in respect of or arising from any acts or omissions by the Advisor pursuant to this Agreement, provided that the conduct against which the claim is made was determined by such person, in good faith, to be in the best interest of the Company and was not the result of gross negligence by such person or willful breach of any of such person’s material obligations by such person. The Advisor agrees that any such indemnification is recoverable only from the assets of the Company and not from the stockholders.

     SECTION 12. Action Upon Notice of Non-Renewal or Termination. Forthwith upon giving of notice of non-renewal of this Agreement by the Company or of termination of this Agreement by the Company, the Advisor shall not be entitled to compensation after the Advisor Termination Date for further services under this Agreement but shall be paid all compensation accruing to the Advisor Termination Date and shall be reimbursed for all expenses of the Company paid or incurred by the Advisor as of the Advisor Termination Date which are reimbursable by the Company under this Agreement. The Advisor shall promptly after the Advisor Termination Date:
(i) deliver to the Company all assets and documents of the Company then in the custody of the Advisor; and
(ii) cooperate with the Company and take all reasonable steps requested to assist the Board of Directors in making an orderly transfer of the administrative functions of the Company.
SECTION 13. No Joint Venture or Partnership. Nothing in this Agreement shall be deemed to create a partnership or joint venture between the parties, whether for purposes of taxation or otherwise.
SECTION 14. Notices. Unless expressly provided otherwise herein, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be made by hand delivery, certified mail, overnight courier service, telex or telecopier. Any notice shall be duly addressed to the parties as follows:
          If to the Company:
Capital Crossing Preferred Corporation
1271 Avenue of the Americas
New York, NY 10020
Attention: President
with a copy to:
Lloyd Winans, Esq.
Alston & Bird LLP
90 Park Avenue
New York, NY 10016
          If to the Advisor:
Aurora Bank FSB
1271 Avenue of the Americas
New York, NY 10020
Attention: William K. Walenczyk
with a copy to:

Aurora Bank FSB
1000 West Street
Wilmington, DE 19801
Attn: General Counsel
     Either party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 14 for the giving of notice.
     SECTION 15. Severability. If any term or provision of, this Agreement or the application thereof with respect to any Person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of that term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.
     SECTION 16. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW), AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.
     SECTION 17. Amendments. This Agreement shall not be amended, changed, modified, terminated or discharged in whole or in part except by an instrument in writing signed by both parties hereto or their respective successors or assigns, or otherwise as provided herein.
     SECTION 18. Headings. The section headings herein have been inserted for convenience of reference only and shall not be construed to affect the meaning, construction or effect of this Agreement.
     SECTION 19. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same Agreement.
(Signature Page Immediately Follows)

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized as of the day and year first above written.

CAPITAL CROSSING PREFERRED CORPORATION
By:	/s/ John Schmohl
	Name:	John Schmohl
	Title:	Chief Operating Officer

AURORA BANK FSB
By:	/s/ Karen Tankersley
	Name:	Karen Tankersley
	Title:	Chief Legal Officer

Signature Page to Amended and Restated Advisory Agreement

EXHIBIT A
INVESTMENT AND FUNDS MANAGEMENT SERVICES
Investment and funds management services to be provided by the Advisor for the Company pursuant to the Agreement shall be in accordance with applicable law and may include, but not necessarily be limited to, the following specific services:
1.	Acting as investment agent for the Company with respect to investment and funds management activities. These include, but are not limited to, investment of surplus funds into securities, money market instruments and/or other assets that are qualified real estate assets as described in paragraph 3 of Exhibit A below; sale and/or securitization of loans; other secondary market activities; and other permissible activities as provided for in paragraph 3 of Exhibit A below.

2.	Investment and funds management activities performed by the Advisor on behalf of the Company shall be made in a prudent manner within the laws, statutes and appropriate regulations pertaining to such investments. These activities are further governed and limited by the Advisor’s approved investment and funds management policies as amended from time to time. Policy exceptions may be granted by the Board of Directors of the Company or by the written instructions signed by two (2) authorized executive officers of the Company.

3.	The Advisor will conduct investment and funds management activities on behalf of the Company so as to ensure that the Company complies at all times with all provisions of the Internal Revenue Code applicable to Real Estate-Investment Trusts (“REIT”). Particularly, the Advisor will exercise proper judgment and discretion to ensure that the Company receives income from qualified real estate investments and invests in qualified real estate assets as defined in and limited by the Internal Revenue Code and regulations and rulings thereunder. The Advisor further will conduct investment and funds management activities on behalf of the Company so as to ensure that the Company does not incur federal or state tax to the extent that said activities may be permissible under the Internal Revenue Code and regulations and rulings thereunder but nevertheless would cause the Company to incur REIT-level taxation.

4.	Quarterly reports of all investment and funds management activities performed by the Advisor on behalf of the Company will be made available to the Company as required by the officers or Board of Directors of the Company. Reporting for regulatory or policy requirements shall be provided by the Advisor to the Company as required.

5.	The Advisor will take necessary steps to ensure that the investments and funds management related assets and liabilities of the Company that are managed by the Advisor are properly segregated from those of the Advisor. The proper accounting entries which are clearly marked and identified as those of the Company shall be made and entered by authorized personnel of the Advisor.

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